Exhibit 14

March 2003

FRISCH’S RESTAURANTS, INC.

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND

FINANCIAL PROFESSIONALS

This Frisch’s Restaurants, Inc. (“Frisch’s) Code of Ethics for Chief Executive Officer and Financial Professionals applies to the Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller and all other persons serving in financial or accounting roles at Frisch’s. The Chief Executive Officer, Chief Financial Officer and other financial and accounting personnel hold important roles in the corporate governance of the company. Frisch’s expects all of its employees to act in accordance with the highest standards of integrity, to comply with all applicable laws, rules and regulations, to deter wrongdoing and to abide by the Frisch’s Code of Conduct and other policies and procedures adopted by Frisch’s that govern the conduct of its employees. In addition to Frisch’s Code of Conduct, which is applicable to all employees of Frisch’s, the Chief Executive Officer, Chief Financial Officer and other financial and accounting personnel of Frisch’s must adhere to and advocate the following additional policies and practices:

You agree to:

•	Exhibit at all times honest and ethical conduct, including the ethical handling of any actual or apparent conflicts of interest between personal and professional relationships.

•	Avoid conflicts of interest and disclose to the General Counsel in advance any material transaction or relationship that reasonably could be expected to give rise to a conflict.

•	Take all reasonable measures to protect the confidentiality of non-public information about Frisch’s obtained or created in connection with your duties and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process. You also agree not to use such non-public information for your own personal benefit.

•	Provide full, fair, accurate, timely, and understandable financial and other disclosures in internal reports, periodic reports and documents that Frisch’s files with, or submits to, the Securities and Exchange Commission or other governmental or self-regulatory agencies, and any other public communications made by Frisch’s. Accordingly, it is your responsibility to promptly bring to the attention of the Audit Committee any material information of which you may become aware that affects the disclosures made by the company in its public filings and otherwise assist the Audit Committee in fulfilling its responsibilities.

Exhibit 14

•	Promptly bring to the attention of the Audit Committee any information you may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the company’s ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s financial reporting, disclosures or internal controls.

•	Comply with all applicable laws, rules and regulations, including the rules and regulations of the Securities and Exchange Commission, any exchange on which the company’s stock is traded and any other applicable private and public regulatory agencies. Promptly bring to the attention of the General Counsel or the Chief Executive Officer and to the Audit Committee any information you may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the company and the operation of its business, by the company or any agent thereof.

•	Act in good faith, responsibly, with due care, competence and diligence, and without knowingly misrepresenting material facts or allowing your independent judgment to be subordinated.

•	Promptly report any possible violation of this Code of Ethics to General Counsel or the Audit Committee, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the company’s financial reporting, disclosures or internal controls.

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Frisch’s independent public auditors for the purpose of rendering the financial statements of Frisch’s false or misleading.

You will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact General Counsel or the Audit Committee. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.

Exhibit 14

Your Personal Commitment to the Frisch’s Code of Ethics for Financial Professionals

I acknowledge that I have received and read the Frisch’s Code of Ethics for Financial Professionals dated March 2003, and I understand my obligations to comply with the Code of Ethics.

Please sign here:	Date:

Please print your name:

This signed and completed form must be returned to W. Gary King, Esq., General Counsel.